Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Fourth Quarter and Full Year of 2015

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended		Change	Twelve Months Ended
	12/31/2015	12/31/2014		12/31/2015	12/31/2014	Change
Net Sales	$321.9	$316.4	2%	$1,204.4	$1,219.3	-1%
Segment Profit	$31.1	$38.1	-18%	$117.8	$140.9	-16%
Segment Margin	9.7%	12.0%		9.8%	11.6%
Net Income (loss)	$6.6	$3.8	74%	$(20.9)	$22.0	-195%
Diluted EPS	$0.30	$0.15		$(0.93)	$0.85
Adjusted EBITDA*	$42.8	$41.2	4%	$156.7	$156.3	0%
*See attached schedules for adjustments and reconciliations to GAAP numbers.

Normalized Consolidated Results	Quarter Ended		Change	Twelve Months Ended
	12/31/2015	12/31/2014		12/31/2015	12/31/2014	Change
Normalized Net Sales**	$296.4	$309.8	-4%	$1,162.0	$1,188.0	-2%
Normalized Segment Profit**	$37.3	$38.5	-3%	$134.0	$138.0	-3%
Normalized Segment Profit Margin**	12.6%	12.4%		11.5%	11.6%
**Normalized data adjusts for year-over-year FX translation differences, acquisitions in 2015, a divestiture in 2014, acquisition expenses, restructuring and out-of-period EDF loss provisions as set forth in the attached schedules.

Pro Forma Financial Information Including Deconsolidated GST*	Quarter Ended		Change	Twelve Months Ended
	12/31/2015	12/31/2014		12/31/2015	12/31/2014	Change
Pro Forma Net Sales	$361.1	$360.9	0%	$1,370.6	$1,404.1	-2%
Pro Forma Net Income	$13.9	$24.9	-44%	$15.4	$76.6	-80%
Pro Forma Adjusted EBITDA	$51.6	$52.0	-1%	$199.8	$208.3	-4%
*See attached pro forma schedules.

•	Net sales for the fourth quarter of 2015 decreased by 4% from the fourth quarter of 2014 after normalizing for foreign exchange translation, acquisitions and a divestiture.

•
Segment profit for the fourth quarter decreased by 3% after normalizing for foreign exchange translation, acquisitions and divestitures and their related expenses, restructuring and the foreign exchange-driven loss on the EDF contract. Normalized segment margins improved to 12.6% from 12.4% in the prior year’s fourth quarter.

•	Diluted EPS increased to $0.30 in the fourth quarter of 2015 from $0.15 in the fourth quarter of 2014.

•
Adjusted EBITDA was $42.8 million in the fourth quarter and $156.7 million for the twelve months of 2015 compared to $41.2 million in the fourth quarter and $156.3 million for the twelve months of 2014.

•
Fourth quarter pro forma sales† (which includes the sales of deconsolidated GST) of $361.1 million, were approximately equal to the fourth quarter of 2014. Pro forma Adjusted EBITDA† of $51.6 million declined 1% from the fourth quarter of 2014.

•
For the twelve months of 2015, pro forma sales† decreased 2% to $1,370.6 million from the twelve months of 2014. Pro forma Adjusted EBITDA† of $199.8 million decreased 4% from the twelve months of 2014.

† (Please refer to the Pro Forma Condensed Consolidated Financial Statements attached.)

CHARLOTTE, N.C., February 25, 2016 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated sales of $321.9 million in the fourth quarter of 2015, a $5.5 million, or 2%, increase from the fourth quarter of 2014. On a normalized basis sales declined 4%, with 3% decreases in Sealing Products and Power Systems and a 7% decrease in Engineered Products largely due to softness in the North American oil and gas and general industrial markets.

Segment profit margins on a normalized basis for the quarter were 12.6% compared to 12.4% in the fourth quarter of last year despite headwinds in several markets. Price improvement in Engineered Products and Power Systems, operating cost reductions in all three segments and favorable product mix particularly in Sealing Products and Power Systems more than offset the impact from lower volume at Engineered Products. On a reported basis, segment profit margin of 9.7% in the fourth quarter of 2015 was down from 12.0% in the fourth quarter of 2014 primarily as a result of a foreign exchange loss provision associated with the Electricite de France (EdF) long term contract accounting, higher R&D expense, higher restructuring expense, lower margins and integration costs associated with the newly acquired businesses and foreign exchange effects.

EnPro reported net income in the fourth quarter of 2015 of $6.6 million, or $0.30 a share, compared to net income of $3.8 million, or $0.15 a share, in the fourth quarter of 2014. Before selected items detailed in the attached financial schedules, adjusted net income was $9.8 million or $0.44 per share. In the fourth quarter of 2014, adjusted net income was $8.9 million or $0.38 per share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items detailed in the attached financial schedules (adjusted EBITDA) were $42.8 million in the fourth quarter of 2015, a 4% increase compared to the fourth quarter of 2014 when adjusted EBITDA was $41.2 million.

The company’s average diluted share count in the fourth quarter of 2015 decreased by 3.6 million shares to 22.2 million shares, down 14% from the same period a year ago. The decrease primarily reflects the net effect of the unwinding of the hedge related to the original issue of convertible debentures and purchases of 1.3 million common shares during 2015.

Twelve Months Results
Sales for the twelve months of 2015 were $1,204.4 million, a 1% decrease from 2014. On a normalized basis, sales were 2% lower than for the twelve months of 2014, as an increase in Power Systems was more than offset by a modest decline in Sealing Products and a 7% drop in Engineered Products.

Segment profit margins, on a normalized basis for the twelve months of 2015 were 11.5%, slightly lower than the 11.6% level from the twelve months of 2014. Price improvement in Engineered Products and Power Systems, operating cost reductions in all three segments and favorable product mix particularly in Sealing Products and Power Systems were offset by the impact from lower volume at Engineered Products and higher SG&A expense.

On a reported basis, segment profit margin of 9.8% in the twelve months of 2015 was down from 11.6% in 2014, primarily as a result of lower volumes in the Engineered Products segment, a foreign exchange loss provision associated with the EdF engine contract, higher benefits costs and higher restructuring expense partially offset by favorable pricing in all segments, lower material costs and lower incentive compensation expenses.

Net loss for the twelve months of 2015 was $20.9 million, or $0.93 a share, compared to net income of $22.0 million, or $0.85 a share, in 2014. The year-to-date net loss is primarily the result of the $45.8 million after tax goodwill impairment charge related to CPI that was recorded by the company in the second quarter of this year. Adjusted EBITDA for the twelve months was $156.7 million compared to adjusted EBITDA of $156.3 million in the twelve months of 2014. Adjusted EBITDA is calculated before selected items, including the goodwill and intangible asset impairment charge, a loss on the exchange and repurchase of convertible debentures and other items detailed in the attached financial schedules.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2015	12/31/2014		12/31/2015	12/31/2014
Sales	$185.4	$165.0	12%	$705.6	$664.3	6%
Segment Profit	$22.6	$22.7	0%	$84.3	$85.6	-2%
Segment Margin	12.2%	13.8%		11.9%	12.9%
Normalized Net Sales	$153.8	$158.4	-3%	$628.4	$633.0	-1%
Normalized Segment Profit	$23.2	$23.2	0%	$85.5	82.7	3%
Normalized Segment Margin	15.1%	14.6%		13.6%	13.1%
Adjusted EBITDA*	$32.5	$31.9	2%	$123.1	$119.2	3%
Adjusted EBITDA Margin**	17.5%	19.3%		17.4%	17.9%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

For the fourth quarter of 2015, sales in the Sealing Products segment increased 12% or $20.4 million from the fourth quarter of 2014. Acquisitions, net of a divestiture, contributed approximately $29 million of sales in the quarter, partially offset by lower volumes and unfavorable foreign exchange translation. Softer demand from oil and gas, truck parts, semiconductor and general industrial markets were partially offset by stronger sales to the nuclear and aerospace markets.

The segment’s profits for the fourth quarter were fairly even with a year ago while segment profit margins declined to 12.2% from 13.8% in large part due to lower margins of acquired businesses, integration costs associated with the newly acquired businesses, foreign exchange effects and restructuring charges. On a normalized basis segment profits were even with the fourth quarter of 2014, and segment margins of 15.1% exceeded the fourth quarter 2014 segment margins of 14.6%, largely due to lower operating costs.

The segment’s sales for the twelve months of 2015 were 6% or $41.3 million higher than in 2014, and down 1% on a normalized basis, which excludes the impact of foreign exchange translation and the net impact of acquisitions and a divestiture. Higher revenues from truck parts, aerospace and chemical markets were partially offset by softer conditions in oil & gas, semiconductor, nuclear and general industrial markets.

Segment profits were 2% lower year-to-date 2015 compared to 2014 largely due to the net impact of acquisitions and a divestiture and foreign currency translation. On a normalized basis, excluding these items and 2014 restructuring expense, segment profits increased 3% year-over-year largely due to lower operating costs. Normalized profit margins in the year 2015 increased to 13.6% from 13.1% in the year 2014.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2015	12/31/2014		12/31/2015	12/31/2014
Sales	$70.0	$82.2	-15%	$297.8	$357.6	-17%
Segment Profit	$(2.5)	$3.2	-178%	$6.4	$26.8	-76%
Segment Margin	-3.6%	3.9%		2.1%	7.5%
Normalized Net Sales	$76.1	$82.2	-7%	$332.6	$357.6	-7%
Normalized Segment Profit	$1.2	$3.1	-61%	$14.5	26.8	-46%
Normalized Segment Margin	1.6%	3.8%		4.4%	7.5%
Adjusted EBITDA*	$6.2	$8.6	-28%	$32.0	$49.3	-35%
Adjusted EBITDA Margin**	8.9%	10.5%		10.7%	13.8%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

Engineered Products sales in the fourth quarter of 2015 were 15% or $12.2 million lower than the fourth quarter of 2014. On a normalized basis, excluding the negative impact of foreign exchange translation, the segment’s sales for the quarter were 7% lower than in 2014. This reduction was driven by lower demand of compressor parts and services in North America coupled with lower bearings sales, particularly in the general industrial and agricultural equipment markets in the U.S.

Segment profits declined $5.7 million for the fourth quarter of 2015 from the comparable period in 2014. Lower sales volumes and restructuring expenses largely associated with the sale or closure of several CPI facilities were the primary drivers for the decline and more than offset price increases and cost reduction initiatives in the segment. On a normalized basis, excluding the impact of foreign exchange translation and restructuring charges, the decline was $1.9 million. Normalized profit margins decreased from 3.8% in the fourth quarter of 2014 to 1.6% during the fourth quarter of 2015.

For the twelve months of 2015, the Engineered Products segment’s sales were 17% lower than the comparable period of 2014. On a normalized basis, excluding the impact of foreign exchange translation, sales declined 7% from the prior year. Lower sales of bearings in the U.S. and lower sales of reciprocating compressor parts and related services in Canada, the U.K., Middle East and the U.S. markets more than offset sales increases in other European markets.

Normalized segment profits, excluding foreign exchange translation and restructuring charges, declined $12.3 million or 46% from the twelve months of 2014, as improved pricing and the favorable impact of cost reduction initiatives were more than offset by the impact of lower sales volumes. Normalized profit margins decreased from 7.5% for the year 2014 to 4.4% for the year 2015.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2015	12/31/2014		12/31/2015	12/31/2014
Sales	$67.4	$69.5	-3%	$204.6	$200.1	2%
Segment Profit	$11.0	$12.2	-10%	$27.1	$28.5	-5%
Segment Margin	16.3%	17.6%		13.2%	14.2%
Normalized Net Sales	$67.4	$69.5	-3%	$204.6	$200.1	2%
Normalized Segment Profit	$12.9	$12.2	6%	$34.0	28.5	19%
Normalized Segment Margin	19.1%	17.6%		16.6%	14.2%
Adjusted EBITDA*	$12.1	$13.3	-9%	$31.2	$32.2	-3%
Adjusted EBITDA Margin**	18.0%	19.1%		15.2%	16.1%
*See attached schedules for adjustments.
**Adjusted EBITDA as a percentage of sales.

In the Power Systems segment, sales decreased by $2.1 million, or 3%, from the fourth quarter of 2014. The decrease is largely due to lower completed contract engine revenues partly offset by higher percentage-of-completion engine revenues and service revenues. Segment profits decreased $1.2 million, or 10%, and segment profit margins declined to 16.3% from 17.6% in the fourth quarter of 2014, primarily as a result of an FX-driven loss on a long-term euro denominated contract to supply engines to EDF, new product development costs and lower engine revenues.

The segment’s sales in the twelve months of 2015 were 2% higher than in the comparable period of 2014 primarily due to higher revenues from parts and service. Engine revenues were $3.9 million lower. Segment profits of $27.1 million included a foreign exchange-related $9.1 million accounting loss provision on the EDF contract. Normalized segment profits for the twelve months of 2015, excluding $6.9 million of the above EDF loss provision, improved $5.5 million year-over-year, and normalized margins were 16.6% compared to 14.2% in 2014. The higher margins were primarily due to a more favorable mix of higher-margin engines, pricing, and a higher mix of parts and service revenues which more than offset increased selling, general and administrative expense.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Twelve Months Ended		Change
	12/31/2015	12/31/2014		12/31/2015	12/31/2014
Net Sales*	$52.5	$57.5	-9%	$217.6	$240.6	-10%
Third Party Sales	$47.6	$52.3	-9%	$196.9	$215.9	-9%
Operating Income**	$7.1	$9.0	-21%	$36.3	$45.5	-20%
Operating Income Margin	13.5%	15.7%		16.7%	18.9%
Normalized Net Sales*	$55.5	$57.5	-3%	$228.8	$240.6	-5%
Normalized Operating Income**	$7.4	$9.9	-25%	$38.8	$47.0	-17%
Normalized Operating Income Margin	13.3%	17.2%		17.0%	19.5%
Adjusted EBITDA-A**	$8.8	$10.8	-19%	$43.1	$52.0	-17%
Adjusted EBITDA-A Margin***	16.8%	18.8%		19.8%	21.6%
*Includes intercompany sales.
**Excludes ACRP expense.
***Adjusted EBITDA-A as a percentage of net sales.

Net sales at the deconsolidated operations of GST and its subsidiaries (collectively “GST”) in the fourth quarter of 2015 decreased by 9% compared to the fourth quarter of 2014. Excluding the negative effect of foreign exchange translation, the decline was 3%. Market conditions were soft in North America and Australia in most process industries including steel processing, metals and mining, and in downstream oil and gas, where refineries have continued to delay their maintenance work. Operating income was down 21% from the fourth quarter of 2014, primarily due to the lower volume and mix.

GST’s net sales in the twelve months of 2015 were 10% lower (5% lower excluding foreign exchange translation) than 2014 reflecting lower demand in North America and from foreign affiliates. Operating income declined 20% as a result of lower volume, unfavorable foreign exchange translation and transactional expense and higher benefits expense.

On a normalized basis excluding the impact of foreign exchange translation, GST’s operating income was down 17% from the twelve months of 2014.

The results of GST and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims referred to as the asbestos claims resolution process, or ACRP. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the fourth quarter and twelve months of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization filed on January 14, 2015. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. EnPro is providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Corporate Expenses
Corporate expenses decreased $3.3 million to $8.7 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. The decrease was primarily driven by lower incentive compensation and lower professional service costs. For the twelve months of 2015, corporate expenses declined $14.7 million to $28.2 million. The decrease was primarily driven by lower salaries and benefits costs and lower incentive compensation costs.

As a result of the agreement of our consolidated subsidiary, Coltec Industries Inc, to fund a contribution of $30 million to a settlement facility under GST’s second amended plan of reorganization, a $30 million accrual for this liability was made in the fourth quarter of 2014. There was no change to the accrual in 2015.

Goodwill and Other Intangible Asset Impairment
Due to the continuing deterioration in the oil and gas markets in which our Engineering Product segment operates, the company concluded that events had occurred and circumstances had changed that required it to recognize a goodwill impairment charge

($46.1 million pre-tax) and an impairment of certain amortized trademarks ($0.9 million pre-tax) in the second quarter of 2015. Together these impairment charges totaled $45.8 million on an after-tax basis.

Other Income (Expense)
Other income net of expense in the fourth quarter of 2015 was expense of $0.7 million compared to income of $22.2 million in the comparable period of 2014. The change was primarily due to the gain on sale of our GRT business unit in 2014 of $27.7 million.

For the year of 2015, other income net of expense was $9.1 million of expense compared to $8.7 million of income in 2014. The change was primarily due to the gain on sale of our GRT business unit in 2014 of $27.7 million. This was partially offset by lower losses on the convertible debenture exchange and purchase transactions in 2015 of $2.8 million compared $10.0 million in 2014.

Income tax
For the fourth quarter of 2015 income tax expense was $1.6 million compared to $1.9 million in the fourth quarter of 2014. For the twelve months of 2015, income tax expense was $2.3 million, resulting in an annual effective tax rate of negative 12.3%. This is compared to $10.6 million of tax expense in 2014, which resulted in an annual effective tax rate of 32.4%. The volatility in the tax rate is the result of significant unusual items that were recorded during 2015, primarily consisting of nondeductible goodwill impairment. Without these unusual items, the effective tax rate would have been 31.6% in 2015. The company’s effective tax rate is directly impacted by the relative proportions of revenue and income before taxes in the jurisdictions in which it operates.

Cash Flows
EnPro’s cash balance stood at $103.4 million at December 31, 2015 compared to $194.2 million at December 31, 2014. Operating activities provided $86.5 million of cash in the twelve months of 2015 compared to $32.2 million in the same period last year. The increase in cash from operating activities was primarily due to lower pension contributions of $48.3 million, lower increases in operating working capital of $11.7 million, and lower income taxes paid of $27.4 million partially offset by decreased segment profit of approximately $23 million and higher interest paid of $13.5 million in 2015.

Investing activities used $86.5 million of cash during the twelve months of 2015 compared to $74.7 million in 2014, primarily to fund acquisitions, capital expenditures and ERP system implementations.

Financing activities used $85.2 million in cash in the twelve months of 2015, primarily from $47.1 million spent to repurchase the majority of the remaining outstanding convertible debentures, $85.3 million to repurchase 1.3 million shares of outstanding common stock and the payment of $18.0 million of dividends. These activities were funded by cash on hand and additional borrowings of $62.2 million from the company’s revolving credit facility. Financing activities in the twelve months of 2014 provided cash of $177.0 million, primarily from proceeds on the 5.875% senior notes issued in 2014.

GST’s cash and investment balance was $271.9 million at December 31, 2015 compared to $229.3 million at December 31, 2014. The increase includes the collection of $21 million of asbestos-related insurance proceeds since December 31, 2014.

Outlook
“Apart from some pockets of market growth, global industrial market conditions remain soft, and the drop in oil prices and the reduced demand in other industrial segments have resulted in lower volumes in several of our businesses” said Steve Macadam, President and Chief Executive Officer. “Demand levels in the aerospace, European automotive, and engine parts and service markets remain stable, and semiconductor is showing signs of strengthening. However, softer conditions in many of our other markets and the strong dollar continue to affect our results. Given these ongoing market challenges, we continue to focus on optimizing our global footprint and reducing costs via restructuring actions and other efforts to increase efficiency and productivity. Longer term, we expect continued benefits from our strategic growth initiatives, including product innovation, recent and future strategic acquisitions and continued emphasis on improving operational efficiencies,” he added.

Postponement of ACRP Hearing
In January 2016, GST was invited to participate in ongoing negotiations with the court-appointed legal representative of future asbestos claimants (the FCR) and the official committee representing current asbestos claimants (the Current Claimants’ Committee) in the ACRP to resolve the terms of claims resolution procedures that would be an integral part of any potential consensual settlement of the ACRP. These negotiations have resulted in progress toward a potential consensual settlement. To permit the parties to continue to focus on negotiation of a potential consensual settlement, GST, the FCR and the Current Claimants’ Committee have agreed to postpone until March 10, 2016 the hearing in the ACRP scheduled to commence on March 1, 2016 (which had originally been scheduled to be held on January 6, 2016).

EnPro and GST continue to believe that an agreed settlement with both the FCR and the Current Claimants’ Committee would provide the best path to certainty and finality of the ACRP, provide for faster and more efficient completion of the case, save significant future costs, and allow for the attainment of complete finality. However, there can be no assurance that the current or any future negotiations will result in a settlement among GST and both the FCR and the Current Claimants’ Committee.

Neither EnPro nor GST plans to provide any further interim updates on the status of negotiations. GST continues to believe that its pending second amended plan of reorganization, which the FCR has agreed to support, can also result in a successful reorganization, without support of the Current Claimants’ Committee and despite the opposition of current asbestos claimants.

Conference Call and Webcast Information
EnPro will hold a conference call today, February 25, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2015 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 2491559. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation and Pro Forma Results of Garlock Sealing Technologies LLC
Results for the fourth quarters and full years of 2015 and 2014 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the fourth quarters and full years of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for fourth quarters and full years of 2015 and 2014 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended September 30, 2015, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales	$321.9	$316.4	$1,204.4	$1,219.3
Cost of sales	218.9	210.5	808.9	802.6
Gross profit	103.0	105.9	395.5	416.7
Operating expenses:
Selling, general and administrative	76.6	79.7	302.8	319.5
Goodwill and other intangible asset impairment	—	—	47.0	—
Asbestos settlement	—	30.0	—	30.0
Other	4.8	1.9	8.1	3.8
Total operating expenses	81.4	111.6	357.9	353.3
Operating income (loss)	21.6	(5.7)	37.6	63.4
Interest expense	(13.8)	(12.8)	(52.8)	(45.1)
Interest income	0.3	0.2	0.7	1.0
Other income (expense), net	0.1	24.0	(4.1)	13.3
Income (loss) before income taxes	8.2	5.7	(18.6)	32.6
Income tax expense	(1.6)	(1.9)	(2.3)	(10.6)
Net income (loss)	$6.6	$3.8	(20.9)	$22.0
Basic earnings (loss) per share	$0.30	$0.16	$(0.93)	$0.95
Average common shares outstanding (millions)	21.9	24.0	22.5	23.1
Diluted earnings (loss) per share	$0.30	$0.15	$(0.93)	$0.85
Average common shares outstanding (millions)	22.2	25.8	22.5	25.8

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	2015	2014
Operating activities
Net income (loss)	$(20.9)	$22.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	30.3	29.9
Amortization	27.8	27.6
Loss on exchange and repurchase of convertible debentures	2.8	10.0
Goodwill and other intangible asset impairment	47.0	—
Gain on sale of business	—	(27.7)
Deferred income taxes	(1.1)	(3.3)
Stock-based compensation	4.1	9.8
Other non-cash adjustments	3.7	6.0
Change in assets and liabilities, net of effects of acquisitions and sale of businesses:
Accounts receivable, net	7.3	(14.6)
Inventories	(14.7)	(11.4)
Accounts payable	3.5	1.3
Other current assets and liabilities	19.3	10.7
Other non-current assets and liabilities	(22.6)	(28.1)
Net cash provided by operating activities	86.5	32.2
Investing activities
Purchases of property, plant and equipment	(36.8)	(41.8)
Payments for capitalized internal-use software	(4.6)	(10.5)
Proceeds from sale of business	—	39.3
Acquisitions, net of cash acquired	(45.5)	(61.9)
Other	0.4	0.2
Net cash used in investing activities	(86.5)	(74.7)
Financing activities
Proceeds from debt	230.8	641.8
Repayments of debt	(189.0)	(400.4)
Debt issuance costs	—	(7.3)
Repurchase of common stock	(85.3)	—
Dividends paid	(18.0)	—
Repurchase of convertible debentures conversion option	(21.6)	(53.6)
Other	(2.1)	(3.5)
Net cash provided by (used in) financing activities	(85.2)	177.0
Effect of exchange rate changes on cash and cash equivalents	(5.6)	(4.7)
Net increase (decrease) in cash and cash equivalents	(90.8)	129.8
Cash and cash equivalents at beginning of year	194.2	64.4
Cash and cash equivalents at end of year	$103.4	$194.2
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$36.4	$22.9
Income taxes	$20.4	$50.3

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2015 and 2014
(Stated in Millions of Dollars)

	2015	2014
Current assets
Cash and cash equivalents	$103.4	$194.2
Accounts receivable	212.5	205.2
Inventories	178.4	159.7
Other current assets	23.6	44.0
Total current assets	517.9	603.1
Property, plant and equipment	211.5	199.3
Goodwill	195.9	232.4
Other intangible assets	190.4	202.8
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	109.3	79.0
Other assets	41.6	49.2
Total assets	$1,503.5	$1,602.7
Current liabilities
Short-term borrowings from GST	$24.3	$23.6
Notes payable to GST	12.2	11.7
Current maturities of long-term debt	0.1	22.5
Accounts payable	101.5	87.8
Accrued expenses	140.6	131.6
Total current liabilities	278.7	277.2
Long-term debt	360.9	298.6
Notes payable to GST	271.0	259.3
Other liabilities	133.1	142.8
Total liabilities	1,043.7	977.9
Temporary equity	—	1.0
Shareholders' equity
Common stock	0.2	0.2
Additional paid-in capital	372.5	477.3
Retained earnings	142.5	181.7
Accumulated other comprehensive loss	(54.1)	(34.1)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	459.8	623.8
Total liabilities and equity	$1,503.5	$1,602.7

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sealing Products	$185.4	$165.0	$705.6	$664.3
Engineered Products	70.0	82.2	297.8	357.6
Power Systems	67.4	69.5	204.6	200.1
	322.8	316.7	1,208.0	1,222.0
Less intersegment sales	(0.9)	(0.3)	(3.6)	(2.7)
	$321.9	$316.4	$1,204.4	$1,219.3

Segment Profit
	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sealing Products	$22.6	$22.7	$84.3	$85.6
Engineered Products	(2.5)	3.2	6.4	26.8
Power Systems	11.0	12.2	27.1	28.5
	$31.1	$38.1	$117.8	$140.9

Segment Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sealing Products	12.2%	13.8%	11.9%	12.9%
Engineered Products	(3.6)%	3.9%	2.1%	7.5%
Power Systems	16.3%	17.6%	13.2%	14.2%
	9.7%	12.0%	9.8%	11.6%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Segment profit	$31.1	$38.1	$117.8	$140.9
Corporate expenses	(8.7)	(12.0)	(28.2)	(42.9)
Asbestos settlement	—	(30.0)	—	(30.0)
Goodwill and other intangible asset impairment	—	—	(47.0)	—
Interest expense, net	(13.5)	(12.6)	(52.1)	(44.1)
Other income (expense), net	(0.7)	22.2	(9.1)	8.7
Income (loss) before income taxes	8.2	5.7	(18.6)	32.6
Income tax expense	(1.6)	(1.9)	(2.3)	(10.6)
Net income (loss)	$6.6	$3.8	$(20.9)	$22.0

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, impairment charges, net interest expense, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Adjusted Net Income to Net Income (Loss) (Unaudited)
For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2015		2014
	$	Per share	$	Per share
Adjusted net income	$9.8	$0.44	$8.9	$0.38
Adjustments (net of tax):
Restructuring costs	(2.7)	(0.12)	(0.7)	(0.03)
Asbestos settlement	—	—	(18.7)	(0.72)
Gain on sale of business	—	—	17.3	0.67
Environmental reserve adjustment	(0.3)	(0.01)	(2.4)	(0.09)
Acquisition expenses	(0.5)	(0.02)	(0.2)	(0.01)
Other	(0.4)	(0.02)	(0.6)	(0.03)
Tax accrual adjustments	0.7	0.03	0.2	0.01
Impact of shares deliverable under convertible debenture hedge	N/A	N/A	N/A	(0.03)
Impact	(3.2)	(0.14)	(5.1)	(0.23)
Net income	$6.6	$0.30	$3.8	$0.15

	Years Ended December 31,
	2015		2014
	$	Per share	$	Per share
Adjusted net income	$31.4	$1.41	$36.2	$1.56
Adjustments (net of tax):
Restructuring costs	(4.1)	(0.18)	(1.4)	(0.06)
Asbestos settlement	—	—	(18.7)	(0.72)
Gain on sale of business	—	—	17.3	0.67
Loss on exchange and repurchase of convertible debentures	(1.8)	(0.08)	(6.2)	(0.24)
Environmental reserve adjustment	(0.9)	(0.04)	(2.8)	(0.11)
Goodwill and other intangible asset impairment	(45.8)	(2.03)	—	—
Fair value adjustment to acquisition date inventory	(0.8)	(0.03)	—	—
Acquisition expenses	(1.9)	(0.09)	(0.5)	(0.02)
Other	(1.8)	(0.08)	(1.5)	(0.06)
Tax accrual adjustments	4.8	0.21	(0.4)	(0.02)
Impact of shares deliverable under convertible debenture hedge	N/A	(0.02)	N/A	(0.15)
Impact	(52.3)	(2.34)	(14.2)	(0.71)
Net income (loss)	$(20.9)	$(0.93)	$22.0	$0.85
Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income, earnings per share, and segment profit, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company's tax rate to the pre-tax amount. The fair value adjustment to acquisition date inventory is included in cost of sales, the acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, loss on exchange and repurchase of convertible debentures, environmental reserve adjustment, gain on sale of business, and other are included as part of other operating expense and other income (expense), net. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. The impact of shares deliverable under convertible debenture hedge represents the per share effect of the call options purchased to reduce the potential dilution to our common shareholders from the conversion of our convertible debentures. For accounting purposes, during the periods they were outstanding, the call options were excluded from the GAAP diluted earnings per share computation because they were antidilutive. They were settled and the corresponding value was realized in the second quarter of 2015.

EnPro Industries, Inc.

Reconciliation of Adjusted Segment EBITDA to Segment Profit (Unaudited)

For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization and other selected items (adjusted segment EBITDA)	$32.5	$6.2	$12.1	$50.8
Acquisition expenses	(0.6)	—	—	(0.6)
Restructuring costs	(0.4)	(4.0)	—	(4.4)
Depreciation and amortization expense	(8.9)	(4.7)	(1.1)	(14.7)
Segment profit (loss)	$22.6	$(2.5)	$11.0	$31.1
Adjusted EBITDA margin	17.5%	8.9%	18.0%	15.8%

	Quarter Ended December 31, 2014
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization and other selected items (adjusted segment EBITDA)	$31.9	$8.6	$13.3	$53.8
Acquisition expenses	(0.1)	—	—	(0.1)
Restructuring costs	(1.3)	0.1	—	(1.2)
Deduct depreciation and amortization expense	(7.8)	(5.5)	(1.1)	(14.4)
Segment profit	$22.7	$3.2	$12.2	$38.1
Adjusted EBITDA margin	19.3%	10.5%	19.1%	17.0%

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization and other selected items (adjusted segment EBITDA)	$123.1	$32.0	$31.2	$186.3
Acquisition expenses*	(4.1)	—	—	(4.1)
Restructuring costs	(0.4)	(6.2)	—	(6.6)
Depreciation and amortization expense	(34.3)	(19.4)	(4.1)	(57.8)
Segment profit	$84.3	$6.4	$27.1	$117.8
Adjusted EBITDA margin	17.4%	10.7%	15.2%	15.5%

	Year Ended December 31, 2014
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization and other selected items (adjusted segment EBITDA)	$119.2	$49.3	$32.2	$200.7
Acquisition expenses	(0.2)	(0.1)	—	(0.3)
Restructuring costs	(2.4)	0.1	—	(2.3)
Deduct depreciation and amortization expense	(31.0)	(22.5)	(3.7)	(57.2)
Segment profit	$85.6	$26.8	$28.5	$140.9
Adjusted EBITDA margin	17.9%	13.8%	16.1%	16.5%
*Includes fair value adjustments to acquisition date inventory
For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss) (Unaudited)

For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings before interest, income taxes, depreciation,
amortization, and other selected items (adjusted EBITDA)*	$42.8	$41.2	$156.7	$156.3
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Restructuring costs	(4.4)	(1.2)	(6.6)	(2.3)
Asbestos settlement	—	(30.0)	—	(30.0)
Gain on sale of business	—	27.7	—	27.7
Environmental reserve adjustment	(0.4)	(3.8)	(1.4)	(4.5)
Loss on exchange and repurchase of convertible debentures	—	—	(2.8)	(10.0)
Goodwill and other intangible asset impairment	—	—	(47.0)	—
Acquisition expenses	(0.8)	(0.3)	(3.0)	(0.7)
Fair value adjustment to acquisition date inventory	—	—	(1.3)	—
Other	(0.7)	(0.8)	(3.0)	(2.3)
EBITDA	36.5	32.8	91.6	134.2
Adjustments to arrive at net income (loss):
Interest expense, net	(13.5)	(12.6)	(52.1)	(44.1)
Income tax expense	(1.6)	(1.9)	(2.3)	(10.6)
Depreciation and amortization expense	(14.8)	(14.5)	(58.1)	(57.5)
Net income (loss)	$6.6	$3.8	$(20.9)	$22.0

*	Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

EnPro Industries, Inc.
Reconciliation of Normalized Net Sales to Net Sales (Unaudited)
For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Normalized net sales	$153.8	$76.1	$67.4	$(0.9)	$296.4
Adjustments:
Foreign exchange translation	(4.3)	(6.1)	—	—	(10.4)
Acquisitions	35.9	—	—	—	35.9
Net sales	$185.4	$70.0	$67.4	$(0.9)	$321.9

	Quarter Ended December 31, 2014
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Normalized net sales	$158.4	$82.2	$69.5	$(0.3)	$309.8
Adjustments:
Divestitures	6.6	—	—	—	6.6
Net sales	$165.0	$82.2	$69.5	$(0.3)	$316.4

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Normalized net sales	$628.4	$332.6	$204.6	$(3.6)	$1,162
Adjustments:
Foreign exchange translation	(22.6)	(34.8)	—	—	(57.4)
Acquisitions	99.8	—	—	—	99.8
Net sales	$705.6	$297.8	$204.6	$(3.6)	$1,204.4

	Year Ended December 31, 2014
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Normalized net sales	$633.0	$357.6	$200.1	$(2.7)	$1,188.0
Adjustments:
Divestitures	31.3	—	—	—	31.3
Net sales	$664.3	$357.6	$200.1	$(2.7)	$1,219.3

Management of the Company believes that it would be helpful to the readers of the financial statements to have a comparable view of its sales and segment profit performance versus the prior year. Current year sales and segment profit are normalized to exclude the impact of foreign exchange translation and a loss reserve established on a large contract due solely to unfavorable foreign exchange. Both current and prior year sales and segment profit are adjusted to exclude the impact of companies acquired and disposed, and for restructuring costs incurred. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
For a reconciliation of segment net sales to net sales, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.
Reconciliation of Normalized Segment Profit to Segment Profit (Unaudited)
For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$23.2	$1.2	$12.9	$37.3
Adjustments:
Foreign exchange translation	(0.8)	0.3	—	(0.5)
Acquisitions	0.6	—	—	0.6
Restructuring	(0.4)	(4.0)	—	(4.4)
EDF contract	—	—	(1.9)	(1.9)
Segment profit (loss)	$22.6	$(2.5)	$11.0	$31.1

	Quarter Ended December 31, 2014
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$23.2	$3.1	$12.2	$38.5
Adjustments:
Divestitures	0.8	—	—	0.8
Restructuring	(1.3)	0.1	—	(1.2)
Segment profit	$22.7	$3.2	$12.2	$38.1

	Year Ended December 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$85.5	$14.5	$34.0	$134.0
Adjustments:
Foreign exchange translation	(1.7)	(1.9)	—	(3.6)
Acquisitions	0.9	—	—	0.9
Restructuring	(0.4)	(6.2)	—	(6.6)
EDF contract	—	—	(6.9)	(6.9)
Segment profit	$84.3	$6.4	$27.1	$117.8

	Year Ended December 31, 2014
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$82.7	$26.8	$28.5	$138.0
Adjustments:
Acquisitions/Divestitures	5.3	(0.1)	—	5.2
Restructuring	(2.4)	0.1	—	(2.3)
Segment profit	$85.6	$26.8	$28.5	$140.9

For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of Coltec Industries Inc (“Coltec”). EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another Coltec subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing. The filings did not include EnPro Industries, Inc., or any other EnPro Industries, Inc. operating subsidiary.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On January 14, 2015, EnPro announced that GST and it had reached agreement with the court-appointed legal representative of future asbestos claimants (the "Future Claimants' Representative") that includes a second amended plan of reorganization (the “Amended Plan”). The Amended Plan was filed with the Bankruptcy Court on January 14, 2015 and supersedes the prior plans filed by GST. If approved by the Bankruptcy Court and implemented, the Amended Plan will provide certainty and finality to the expenditures necessary to resolve all current and future asbestos claims against GST and against its Garrison and Anchor Packing subsidiaries. The Future Claimants' Representative has agreed to support, recommend and vote in favor of the Amended Plan, which provides payments to all claimants who have a compensable disease and had meaningful contact with GST asbestos containing products.

The Amended Plan provides for (a) the treatment of present and future asbestos claims against GST that have not been resolved by settlement or verdict prior to the Petition Date, and (b) administrative and litigation costs. The Amended Plan provides for the establishment of two facilities-a settlement facility (which would receive $220 million from GST and $30 million from Coltec, upon consummation of the Amended Plan and additional contributions by GST aggregating $77.5 million over the seven years following consummation of the Amended Plan) and a litigation fund (which would receive $30 million from GST upon consummation of the Amended Plan) to fund the defense and payment of claims of claimants who elect to pursue litigation under the Amended Plan rather than accept the settlement option under the Amended Plan. Funds contained in the settlement facility and the litigation fund would provide the exclusive remedies for current and future GST asbestos claimants other than claimants whose claims had been resolved by settlement or verdict prior to the Petition Date and were not paid prior to the Petition Date. The Amended Plan provides that GST will pay in full claims that had been resolved by settlement or verdict prior to the Petition Date that were not paid prior to the Petition Date (with respect to claims resolved by verdict, such payment will be made only to the extent the verdict becomes final). The amount of such claims resolved by verdict is $2.5 million. GST estimates the range of its aggregate liability for such unpaid settled asbestos claims to be from $3.1 million to $16.4 million, and the Amended Plan provides that if the actual amount is less than $10.0 million GST will contribute the difference to the settlement facility. In addition, the Amended Plan provides that, during the 40-year period following confirmation of the Amended Plan, GST would make supplementary annual contributions, subject to specified maximum annual amounts that decline over the period, to maintain a specified balance at specified dates of the litigation fund. The maximum aggregate amount of all such contingent supplementary contributions over that period is $132 million. GST believes that initial contributions to the litigation fund may likely be sufficient to permit the balance of that facility to exceed the specified thresholds over the 40-year period and, accordingly, that the low end of a range of reasonably possible loss associated with these contingent supplementary contributions is $0.

The Amended Plan incorporates the Bankruptcy Court’s determination in January 2014 that $125 million is sufficient to satisfy GST’s aggregate liability for present and future mesothelioma claims; however, it also provides additional funds to provide full payment for non-mesothelioma claims and to gain the support of the Future Claimants’ Representative of the Amended Plan. Under the terms of the Amended Plan, EnPro will retain 100% of the equity interests of GST LLC.

If the Amended Plan is confirmed by the Bankruptcy Court and is consummated, GST will be re-consolidated with EnPro’s results for financial reporting purposes. The Amended Plan is subject to confirmation by the Bankruptcy Court and EnPro cannot assure you that GST will be able to obtain necessary Bankruptcy Court approval of the Amended Plan, including the settlement of asbestos claims and related releases of claims against us included therein, and that the Amended Plan will be consummated.

Confirmation and consummation of the Amended Plan are subject to a number of risks and uncertainties, including the actions and decisions of creditors and other third parties that have an interest in the bankruptcy proceedings, delays in the confirmation or effective date of the Amended Plan due to factors beyond GST's or EnPro’s control, which would result in greater costs and the impairment of value of GST, appeals and other challenges to the Amended Plan and risks and uncertainties affecting GST and Coltec's ability to fund anticipated contributions under the Amended Plan as a result of adverse changes in their results of operations, financial condition and capital resources, including as a result of economic factors beyond their control.

In light of the risks and uncertainties, including those noted above, we believe the confirmation and consummation of the Amended Plan is confirmable as presented to the bankruptcy court but is not currently probable under Regulation S-X of the SEC and therefore, the reconsolidation of GST LLC with EnPro’s results for financial reporting purposes on the basis of confirmation and consummation of the Amended Plan is not currently probable. Accordingly, pro forma financial statements are not required by the SEC and the following pro forma condensed consolidated financial information may not include all information required to be included in pro forma financial statements prepared in accordance with Regulation S-X of the SEC. EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes the confirmation and consummation of the Amended Plan for illustrative purposes only in light of specific requests for such pro forma information by investors.

The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and its subsidiaries with EnPro assuming the confirmation and consummation of the Amended Plan and is based upon the historical balance sheet of EnPro as December 31, 2015, the estimated fair value of assets and liabilities of GST as of December 31, 2015 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 gives effect to the reconsolidation as if it occurred on December 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the quarters ended December 31, 2015 and 2014 give effect to the reconsolidation as if it had occurred on January 1, 2014.

Under generally accepted accounting principles, the reconsolidation of GST requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended December 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$321.9	$52.4	$(13.2)	$361.1	(1)
Cost of sales	218.9	34.9	(13.0)	240.8	(1), (2)
Gross profit	103.0	17.5	(0.2)	120.3
Operating expenses:
Selling, general and administrative	76.6	10.5	2.9	90.0	(3)
Other	4.8	—	(1.1)	3.7	(4)
Total operating expenses	81.4	10.5	1.8	93.7
Operating income	21.6	7.0	(2.0)	26.6
Interest expense	(13.8)	—	7.8	(6.0)	(5)
Interest income	0.3	8.3	(7.8)	0.8	(5)
Other income (expense)	0.1	(8.9)	8.9	0.1	(4)
Income before income taxes	8.2	6.4	6.9	21.5
Income tax expense	(1.6)	(3.6)	(2.4)	(7.6)	(6)
Net income	$6.6	$2.8	$4.5	$13.9
Basic earnings per share	$0.30	N/A	N/A	$0.63
Average common shares outstanding (millions)	21.9			21.9
Diluted earnings per share	$0.30	N/A	N/A	$0.63
Average common shares outstanding (millions)	22.2			22.2

(1)	Eliminate intercompany sales of $13.2 million.
(2)
Reflects the increase in depreciation expense of $0.2 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$1,204.4	$217.6	$(51.4)	$1,370.6	(1)
Cost of sales	808.9	137.1	(50.5)	895.5	(1), (2)
Gross profit	395.5	80.5	(0.9)	475.1
Operating expenses:
Selling, general and administrative	302.8	43.5	11.7	358.0	(3)
Other	55.1	0.9	(2.4)	53.6	(4)
Total operating expenses	357.9	44.4	9.3	411.6
Operating income	37.6	36.1	(10.2)	63.5
Interest expense	(52.8)	(0.5)	31.6	(21.7)	(5)
Interest income	0.7	32.6	(31.6)	1.7	(5)
Other expense	(4.1)	(25.6)	25.6	(4.1)	(4)
Income (loss) before income taxes	(18.6)	42.6	15.4	39.4
Income tax expense	(2.3)	(16.2)	(5.5)	(24.0)	(6)
Net income (loss)	$(20.9)	$26.4	$9.9	$15.4
Basic earnings (loss) per share	$(0.93)	N/A	N/A	$0.68
Average common shares outstanding (millions)	22.5			22.5
Diluted earnings (loss) per share	$(0.93)	N/A	N/A	$0.66
Average common shares outstanding (millions)	22.5			23.3	(7)

(1)	Eliminate intercompany sales of $51.4 million.
(2)
Reflects the increase in depreciation expense of $0.9 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended December 31, 2014
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$316.4	$57.5	$(13.0)	$360.9	(1)
Cost of sales	210.5	35.9	(12.7)	233.7	(1), (2)
Gross profit	105.9	21.6	(0.3)	127.2
Operating expenses:
Selling, general and administrative	79.7	12.3	2.8	94.8	(3)
Other	31.9	59.2	(88.8)	2.3	(4)
Total operating expenses	111.6	71.5	(86.0)	97.1
Operating income (loss)	(5.7)	(49.9)	85.7	30.1
Interest expense	(12.8)	(0.2)	7.7	(5.3)	(5)
Interest income	0.2	8.3	(7.7)	0.8	(5)
Other income (expense)	24.0	(4.2)	4.2	24.0	(4)
Income (loss) before income taxes	5.7	(46.0)	89.9	49.6
Income tax benefit (expense)	(1.9)	9.6	(32.4)	(24.7)	(6)
Net income (loss)	$3.8	$(36.4)	$57.5	$24.9
Basic earnings per share	$0.16	N/A	N/A	$1.04
Average common shares outstanding (millions)	24.0			24.0
Diluted earnings per share	$0.15	N/A	N/A	$0.97
Average common shares outstanding (millions)	25.8			25.8

(1)	Eliminate intercompany sales of $13.0 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2014
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$1,219.3	$240.6	$(55.8)	$1,404.1	(1)
Cost of sales	802.6	146.5	(54.8)	894.3	(1), (2)
Gross profit	416.7	94.1	(1.0)	509.8
Operating expenses:
Selling, general and administrative	319.5	47.5	11.6	378.6	(3)
Other	33.8	(125.6)	96.4	4.6	(4)
Total operating expenses	353.3	(78.1)	108.0	383.2
Operating income	63.4	172.2	(109.0)	126.6
Interest expense	(45.1)	(0.3)	30.5	(14.9)	(5)
Interest income	1.0	31.3	(30.5)	1.8	(5)
Other income (expense)	13.3	(16.5)	16.5	13.3	(4)
Income before income taxes	32.6	186.7	(92.5)	126.8
Income tax expense	(10.6)	(72.9)	33.3	(50.2)	(6)
Net income	$22.0	$113.8	$(59.2)	$76.6
Basic earnings per share	$0.95	N/A	N/A	$3.32
Average common shares outstanding (millions)	23.1			23.1
Diluted earnings per share	$0.85	N/A	N/A	$2.97
Average common shares outstanding (millions)	25.8			25.8

(1)	Eliminate intercompany sales of $55.8 million.
(2)
Reflects the increase in depreciation expense of $1.0 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of December 31, 2015
(Stated in Millions of Dollars)

			Second			Pro Forma
			Amended	Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Plan Impact(1)	Adjustments	Consolidated	Reference
Current assets
Cash and investments	$103.4	$271.9	$(193.4)	$—	$181.9
Accounts receivable	212.5	27.7	—	(24.5)	215.7	(4)
Inventories	178.4	18.3	—	5.8	202.5	(2)
Notes receivable from EnPro	—	36.5	—	(36.5)	—	(3)
Other current assets	23.6	51.7	—	(31.2)	44.1	(4)
Total current assets	517.9	406.1	(193.4)	(86.4)	644.2
Property, plant and equipment	211.5	41.1	—	19.8	272.4	(2)
Goodwill	195.9	18.2	—	135.1	349.2	(2)
Other intangible assets	190.4	4.3	—	242.5	437.2	(2)
Investment in GST	236.9	—	—	(236.9)	—	(6)
Notes receivable from EnPro	—	271.0	—	(271.0)	—	(3)
Asbestos insurance receivable	—	62.0	(4.2)	—	57.8
Deferred income taxes and income taxes receivable	109.3	105.6	(101.8)	(100.6)	12.5	(5)
Other assets	41.6	4.2	—	(1.3)	44.5	(4)
Total assets	$1,503.5	$912.5	$(299.4)	$(298.8)	$1,817.8
Current liabilities
Short-term borrowings from GST	$24.3	$—	$—	$(24.3)	$—	(3)
Notes payable to GST	12.2	—	—	(12.2)	—	(3)
Current maturities of long-term debt	0.1	—	—	—	0.1
Accounts payable	101.5	26.7	—	(24.5)	103.7	(4)
Accrued expenses	138.9	12.6	—	(31.2)	120.3	(4)
Income taxes payable	1.7	1.2	—	—	2.9
Total current liabilities	278.7	40.5	—	(92.2)	227.0
Long-term debt	360.9	—	—	—	360.9
Notes payable to GST	271.0	—	—	(271.0)	—	(3)
Asbestos liability	30.0	339.1	(295.2)	—	73.9
Deferred income taxes and income taxes payable	12.3	100.9	(1.6)	(24.0)	87.6	(5), (7)
Other liabilities	90.8	13.5	—	(1.3)	103.0	(4)
Total liabilities	1,043.7	494.0	(296.8)	(388.5)	852.4
Shareholders' equity	459.8	418.5	(2.6)	89.7	965.4	(8)
Total liabilities and equity	$1,503.5	$912.5	$(299.4)	$(298.8)	$1,817.8

(1)
We determined that the establishment of the settlement facility and litigation facility contemplated by the Second Amended Plan, payments of claims resolved by settlement or verdict prior to the Petition Date that were not paid prior to the Petition Date and other liabilities subject to compromise would be funded by cash on hand. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. The asbestos insurance receivable , remaining payments required under the settlement facility and the related tax effects were discounted to their present value using a 6% discount rate. We have not reflected any amounts for the contingent funding under the litigation guarantee as we feel these will be largely unnecessary. The maximum after-tax net present value of these payments over 40 years would be $31 million.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.8 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.2 million and $4.3 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $181.5 million. In addition, we identified $65.3 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value. The assumed purchase price in the reconsolidation, equal to the fair value of our investment in GST, resulted in $153.3 million of goodwill to be recorded upon reconsolidation.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $100.6 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $76.6 million.

(8)	The entries above resulted in reflecting a $505.6 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (Unaudited)

For the Quarters and Years Ended December 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Pro forma earnings before interest, income taxes,
depreciation, amortization and other selected
items (pro forma adjusted EBITDA):	$51.6	$52.0	$199.8	$208.3
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation and amortization (pro forma EBITDA):
Restructuring costs	(4.1)	(2.1)	(6.8)	(3.8)
Loss on exchange and repurchase of convertible debentures	—	—	(2.8)	(10.0)
Goodwill and other intangible asset impairment	—	—	(47.0)	—
Gain on sale of business	—	27.7	—	27.7
Acquisition expenses	(0.8)	(0.3)	(3.0)	(0.7)
Fair value adjustment to acquisition date inventory	—	—	(1.3)	—
Environmental reserve adjustment	(0.4)	(3.8)	(1.4)	(4.5)
Other	0.4	(0.3)	(0.2)	(0.8)
Pro forma EBITDA	46.7	73.2	137.3	216.2

Adjustments to arrive at pro forma net income:
Interest expense, net	(5.2)	(4.5)	$(20.0)	$(13.1)
Income tax expense	(7.6)	(24.7)	$(24.0)	$(50.2)
Depreciation and amortization expense	(20.0)	(19.1)	$(77.9)	$(76.3)
Pro forma net income	$13.9	$24.9	$15.4	$76.6

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Adjusted EBITDA to Net Income (Unaudited)."